Exhibit 10.7

BioCancell Ltd.

Compensation Policy for Officers

February 2017

www.biocancell.com

1/3 High-Tech Village, Givat Ram, PO Box 39264, Jerusalem 9139102, Israel

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1.	Background

1.1.	On December 12, 2012, Amendment No. 20 of the Companies Law, 5759-1999 (hereinafter: the “Companies Law”) came into force. The amendment deals with the regulation of the compensation structure for officers in public companies and bond companies, as defined in the Companies Law, and provides for a special procedure for the approval thereof. According to chapter 4A of Part VI of the Companies Law, the compensation committee and board of directors (hereinafter: “BOD”) of BioCancell Ltd., (hereinafter: the “Company”) adopted this compensation policy (the “Compensation Policy” or the “Policy”).

1.2.	The considerations guiding the Company’s compensation committee (hereinafter: “Compensation Committee”) and the BOD in adopting this Policy are to promote the objectives of the Company, its work plan and policy in a long-term overview; the creation of proper incentives for the Company’s officers, taking into account, inter alia, the Company’s risk management policy; the size of the Company and the nature of its activities; and with respect to the terms of office and employment that comprise variable components – the officers’ contribution to achieving the Company’s targets and maximizing its profits and its valuation, in the long-term overview and according to the officers’ duties.

1.3.	The Compensation Policy was prepared taking into account the size and nature of the Company as an active corporation in the field of biotechnology, with attention to the Company's current scope of operations, as well as to its business and clinical objectives and plans for the near future, which include, inter alia, listing on a US stock exchange and the initiation of pivotal clinical trials.

1.4.	The principles of the Compensation Policy were formulated after internal discussions that were held by the Compensation Committee and the Company’s BOD, in consultation with external financial and legal advisors. The Policy was designed to determine informed, appropriate and fair compensation principles for the Company’s officers so as to ensure that their compensation would be consistent with the interests and strategy of the Company across the board, amid consideration of the Company’s risk management policy, align the Company’s officers’ interests with those of the Company’s shareholders while at the same time, bring about an increased sense of solidarity with the Company and its activity on the part of high-quality officers in the Company, and their retention over time..

1.5.	The compensation principles are a benchmark-based tool that derives, inter alia, from the Company’s annual work plan, long-term plans and strategy as determined by the BOD from time to time.

1.6.	The provisions of this Compensation Policy apply to the senior officers (as defined in the Securities Law – 5728-1968) of the Company (hereinafter: “Officers”).

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2.	Objectives of the Compensation Policy

The Compensation Policy aims to assist the Company in achieving its targets, objectives and milestones. The Compensation Policy is intended to serve as a platform for the retention and/or recruitment where necessary, of Officers in key positions, with emphasis on an attractive compensation plan, while being competitive in the market.

2.1.	Generating motivation for achievement while balancing risk-taking

The Compensation Policy is intended to encourage managers to meet the Company’s objectives as determined by its corporate organs. The Compensation Policy is designed to encourage target compliance in various timeframes (whether in the short, medium and long-term) while assuming risks in accordance with the level of risk decided by the organs of the Company. In addition, the Compensation Policy should assist in aligning the interests of the Officers with those of the Company's shareholders. The higher the Officer’s management position, responsibility and expertise, the more decisive will be his or her contribution to achievement of the Company’s business results, which may respectively affect the scope of variable compensation to which such Officer may be entitled.

2.2.	Manager retention

To enable the Company to achieve its objectives, the Compensation Policy is designed to attract and retain highly talented professionals, in Israel and abroad, with the necessary skills and capabilities to promote creativity and manage global operations, ensure optimal execution of the Company's strategy in the best interests of the Company, including its employees and shareholders, and otherwise assist the Company in reaching its clinical, business and financial long-term goals. The Compensation Policy aims to provide the Officers with a balanced compensation package that includes a competitive salary, performance-based compensation, reward in the form of equity, and social benefits. This objective is key for the creation of added value for the Company and its shareholders.

2.3.	Consistency

The Compensation Policy is designed to create an infrastructure for the ongoing management of the Officers of the Company, while establishing principles which will guide the Company’s management in the future. For that purpose, this Compensation Policy charts a policy, principles and wage ranges. In order to keep these principles current, the Company will review the Compensation Policy periodically.

3.	Structure and Components of the Compensation Policy

The components of the Compensation Policy will address each of the following:

3.1.	Fixed Components: Salary, fringe benefits ancillary to the salary, signing and relocation bonus and payments on departure, as more particularly set forth in this document.

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3.2.	Variable Compensation Components (mainly for the medium and short term): Bonuses of various classes that consist, inter alia, of an annual bonus, special bonus, etc.

3.3.	Variable Compensation Components (mainly for the long term): Equity-based compensation.

3.4.	Insurance, Exemption and Indemnity: Directors' and officers’ liability insurance (in the normal course of business as well as in respect of past events), exemption from liability for Officers, and grant of an undertaking to indemnify the officers, in advance and retroactively.

This Compensation Policy applies to the overall terms of service and employment of the Officers, including the grant of exemption, insurance, undertaking to indemnify or indemnification according to an indemnity authorization, retirement bonus, a payment or undertaking to make such payment, given by reason of such service or employment.

The amounts, rates and caps mentioned in this policy document are for a full-time position.

4.	Intra-Company Compensation Ratio

4.1.	In the process of formulating this Compensation Policy, the BOD and the Compensation Committee examined the ratio of the employer costs associated with the terms of service and employment of the Company’s Officers to the employer costs associated with the average and median salary of the other employees of the Company (including contract employees as defined in the Companies Law). As of this date, the ratios are as follows (based on a 100% position, as required):

Position	Ratio to the average overall cost of employment of all other Company employees (including the other Officers)	Ratio to the median overall cost of employment of all other Company employees (including the other Officers)
CEO	4.55	6.24
C-level Officers	Not more than 3.59*	Not more than 5.15*

*	This ratio represents those highest paid from among the Company’s C-level Officers. For C-level Officers earning a lower salary, the ratios are lower.

5.	Ratio Between the Variable and Fixed Compensation

The Company strives for a balance between the fixed compensation and the variable compensation (which comprises mainly an annual bonus and equity-based compensation) in order to, among other things, appropriately incentivize Officers to meet the Company’s short- and long-term objectives while taking into consideration the Company’s needs.

The total fixed compensation of each Officer shall not be less than 20% of the total compensation package of such Officer on an annual basis. The Compensation Committee and BOD believe that such range expresses the appropriate mix of the compensation components in the event that all performance objectives are achieved and assumes that all compensation components are granted with respect to a given year.

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In this regard, the variable equity components for a single calendar year (cumulatively) shall be assessed according to the economic value on the grant date of any variable component distributed linearly over the vesting period (years) and not according to the accounting value attributed to that year.

6.	Fixed Compensation (Base Salary and ancillary/fringe benefits)

6.1.	The base salary and benefits provide stable compensation to Officers, allowing the Company to attract and retain competent executive talent and maintain a stable management team. Base salaries vary among Officers, and are individually determined.

6.2.	In determining a new Officer’s base salary, the following considerations, inter alia, will be taken into account:

6.2.1.	Experience, past performance and achievements;

6.2.2.	Position and spheres of responsibility;

6.2.3.	Education, expertise and qualifications;

6.2.4.	Terms of service and employment for Officers in similar positions at the Company;

6.2.5.	The ratio to the salary of the other Company employees and to the salaries of the other Officers, separately;

6.2.6.	Previous salary agreements of the Officer;

6.2.7.	Comparison with terms of service and employment for similar positions in other companies in the relevant market.

6.3.	When updating an incumbent Officer’s salary terms, the following will be additionally considered:

6.3.1.	Performance and contribution in the Company;

6.3.2.	An adjustment in the Officer’s current areas of responsibility.

6.4.	The following are ceilings for the base salary of Officers in the Company for a full-time position:

Position	CEO	Israeli C-level Officers	Non-Israeli C- level Officers
Cost of Salary	USD 600K	NIS 1,200K	USD 570K

6.5.	Social and Other Benefits

The cost of salary may include various benefits, in order, among other things, to comply with legal requirements and to attract, motivate and retain Officers. These benefits can include contribution to social benefits (retirement bonus/managers insurance), contribution to a study fund, vacation days, sick days, and time off for emergencies and personal matters; supplementary sick pay according to the law; and contribution on behalf of the Officer towards health, life, dental and disability insurance. The Company may offer additional benefits to its Officers, including a car, public transport travel reimbursement, parking, cellphone, travel benefits and other customary benefits, including their gross-up.

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6.6.	Signing Bonus and Relocation Bonus

The Company may, under circumstances to be approved by the Compensation Committee and Board of Directors and where recruiting that Officer is highly important to the Company, offer the Officer a signing bonus or a relocation bonus.

The total signing bonus shall not exceed USD 50,000. The Company may determine, upon the award date of the signing bonus and at the discretion of the Compensation Committee and the BOD, that the Officer will be required to reimburse the Company for the signing bonus, in whole or in part, should he/she fail to complete a minimum term in office at the Company.

A relocation bonus will be awarded in a case where the Officer was relocated to another state/country for his or her work with the Company. The total relocation bonus will be calculated based on actual expenses incurred by the Officer with respect to his or her relocation and against presentation of receipts, but shall not exceed USD 75,000, at the discretion of the Company's Compensation Committee and BOD.

6.7.	Reimbursements

In addition, the Company may reimburse its Officers for reasonable work-related expenses incurred as part of their activities, including meeting attendance expenses, reimbursement of business travel including a daily stipend and accommodation expenses, provided, however, that such reimbursement were defined in the Company’s policies and procedures. The Company may set predetermined reimbursement for Officers in connection with work-related expenses.

6.8.	The Company may link the salaries of Officers to a rise in the consumer price index (CPI).

6.9.	The Company may grant compensation packages in volumes lower than those set forth above, at the discretion of the BOD.

7.	Variable Compensation

7.1.	Annual Bonus

7.1.1.	The Company may award an Officer an annual bonus, which shall be determined in accordance with an annual bonus plan based on the following principles:

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7.1.1.1.	The maximum annual bonus shall not exceed the following (in terms of monthly salaries):

Position	CEO	Israeli C-level Officers	Non-Israeli C-level Officers
Annual Bonus	12	10	10

7.1.1.2.	The annual bonus shall be calculated based on the achievement of certain objectives, which shall include the following:

a)	Company and individual objectives – At least two performance or financial benchmarks, each with weight of at least 25%. The objectives for the CEO will be determined by the Compensation Committee and BOD, and the objectives for C-level Officers will be determined by the CEO.

Annual bonus objectives may be: (i) success of clinical trials; (ii) achievement of clinical trials or other development milestones; (iii) obtaining regulatory approvals; (iv) agreements with the regulatory authorities; (v) completion of milestones in production; (vi) execution of material agreements; (vii) cooperation and licensing agreements; (viii) compliance with reporting procedures and internal procedures; (ix) compliance with budget targets; (x) fundraising; (xi) Company's share price or market cap on the stock exchange where it is traded; (xii) HR related goals, including hiring, management and company organization; (xiii) IT.

b)	Managerial assessment – based on the qualitative assessment of the Compensation Committee and the BOD (with respect of the CEO) and of the CEO (with respect of C-level Officers), taking into consideration the Officer’s contribution to the Company and his or her performance during the fiscal year for which such bonus is granted.

With respect of the CEO, the annual managerial assessment component of the annual bonus shall not exceed a sum equals to three (3) monthly salaries. With respect of C-level Officers the annual managerial assessment component of the annual bonus (together with the Company and individual objectives bonus) shall not exceed the maximum annual bonus.

7.1.2.	Calculation of the annual bonus

At the beginning of each fiscal year (in proximity to the approval of the annual financial statements), the Compensation Committee and BOD shall adopt a resolution on the following:

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7.1.2.1.	The maximum annual bonus for each Officer and the objectives by which the annual bonus for that fiscal year will be calculated (with respect of C-level Officers, based on the CEO's decision);

7.1.2.2.	The annual bonus for each Officer for the previous fiscal year, based on the annual bonus plan approved that year.

Insofar as an Officer was employed by the Company for a period of less than the entire calendar year, the calculation shall be made pro rata. Employees joining the Company after September 30 will not be entitled to a bonus.

The Compensation Committee and BOD may approve a lower annual bonus than the amount calculated based on the objectives previously approved, or decide not to approve a bonus for that fiscal year, at its sole discretion.

7.2.	Special Bonuses

The Board of Directors and the Compensation Committee are authorized, at their discretion and beyond the annual bonuses and any other reward described in this policy, to grant special bonuses reflecting special efforts or exceptional achievements of Officers. The special bonus shall not exceed three (3) monthly salaries for any Officer.

7.3.	Equity-Based Compensation

The use of equity-based compensation enables alignment between the Officers’ targets and the objectives of the shareholders, creates a retention component in the compensation plan that takes a long-term perspective on the Company’s results, and motivates the Officers to work for the benefit of the Company and for long-term policy considerations while taking controlled risks.

The equity-based compensation may be granted from time to time and will be individually determined for each Officer, taking into consideration the performance, education, prior business experience, qualifications, roles and areas of responsibility of the relevant Officer.

The Company may grant equity-based compensation from time to time to the Officers based on the following provisions :

7.3.1.	Exercise price – The exercise price shall not be less than the market value of the Company’s share at the close of trading on the day prior to the date of the Board of Directors’s resolution. The exercise price may be shown in US dollars at the exchange rate published on the date of the BOD’s resolution with regard to the grant.

7.3.2.	Vesting Schedule – All equity-based incentives granted to Officers shall be subject to vesting periods determined to promote long-term retention of the awarded Officers. Grants to Officers shall vest gradually over a minimum period of three (3) years, where the first portion of equity-based compensation shall vest at least one (1) year after the date of grant. In special circumstances, where an Officer was employed prior to being granted equity-based compensation, the Compensation Committee and the BOD may determine that the start date of the vesting period shall commence prior to the grant date, provided such date is not more than six (6) months prior to the BOD’s resolution. The Company's options plan may provide for vesting acceleration provisions, including in case of change of control.

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7.3.3.	Exercise Period – The exercise period of options granted to Officers shall be determined in accordance with the Company's options plan and shall not exceed a period of ten (10) years from the date of grant.

7.3.4.	Maximum Dilution –The maximum dilution in respect of equity-based compensation for all grants made in the Company, shall be limited so as not to exceed 20% of the Company's issued and outstanding share capital at maximum dilution for the term of the Compensation Policy.

7.3.5.	Maximum Value – The value of the maximum equity-based compensation actually paid shall not exceed 8% or 18 monthly salaries for the CEO and 2% or 12 monthly salaries for C-level Officers. On this matter, the variable equity components for a single calendar year (cumulatively) shall be assessed according to the economic value on the grant date of any variable component distributed linearly over the vesting period (years), and not according to the accounting value attributed to that year.

7.3.6.	Equity compensation may be exercised by "cashless exercise", as determined by the BOD from time to time.

7.3.7.	Subject to any applicable law, the Company may decide, at the discretion of the Compensation Committee and the BOD, the tax regime under which equity-based compensation may be granted, including a tax regime which will maximize the benefit to the Officers.

7.3.8.	All other terms of the equity awards shall be in accordance with the Company’s option plans, as may be adopted from time to time, subject to customary terms with regard to the grant of options, including adjustments for dividends, bonus shares, capital changes (consolidation, split, etc.), rights issues (split, merger, etc.), and the like. In addition, when adopting an options plan, he plan shall include reference to terms that will apply in the event of termination of employment as a result of dismissal or as a result of death or disability of an Officer.

8.	Directors’ Compensation

The directors of the Company will be entitled to annual pay and attendance pay in accordance with the Companies (Rules regarding Remuneration and Expenses of External Directors) Regulations, 2000, according to the Company’s ranking, as may be from time to time. Additionally, the directors will be entitled to reimbursement of expenses and also to insurance, in accordance with the Company’s directors' and officers’ insurance policy and to letters of indemnification and exemption if and insofar as they have been or will be granted (as described in section 9). At the request of a director, the Company may provide the compensation described in this section to the director’s employer or partner, including to the controlling shareholder in the Company.

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9.	Insurance, Exemption and Indemnity

9.1.	The Company may grant the Officers an exemption from liability, liability insurance (including a run-off insurance policy) as well as an undertaking to indemnify, subject to the provisions of the Companies Law and the Company’s by-laws.

9.2.	As decided by the Compensation Committee and without derogating from the generality of the above, the Company may, at any time during the term of this Compensation Policy, purchase directors’ and officers’ insurance including run-off (including directors and officers who are or are deemed to be or who represent the controlling stakeholders of the Company) serving in the Company from time to time, extend or renew the existing insurance policy and/or enter into a new policy on the renewal date or during the period of the insurance, with the same or a different insurer, in Israel or abroad, on the conditions listed below:

9.2.1.	The premium for the period of insurance in respect of an annual policy shall not exceed USD 250 thousand.

9.2.2.	The cover amount under every policy purchased shall not exceed USD 50 million, any one occurrence and for the entire period of insurance.

9.2.3.	The insurance policy shall cover also the liability of directors and Officers who are and/or whose relatives are the controlling shareholders of the Company at the time of approval of the Compensation Policy and/or in which the controlling shareholders of the Company might have a personal interest in their inclusion in the insurance policy, from time to time, provided that the cover terms in respect of such directors and Officers do not exceed those of the other directors and/or Officers in the Company.

10.	Non-material Amendment to Terms of Service

A non-material modification of the terms of service of a C-level Officer, relating to an existing engagement, can be approved by the CEO, provided that the terms of service comply with the Compensation Policy.

Insofar as such modification relates to a quantitative value, then for the purposes of this section a change in a threshold of up to 5% (in real terms) relative to all the terms of service and employment of the Officer for that fiscal year, shall be deemed to be immaterial. If the modification does not relate to a quantitative value, the materiality shall be examined on its merits and its intrinsic nature.

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11.	Termination of Engagement

11.1.	Notice Period

As a rule, prior notice of an intention to terminate an employment agreement will be delivered by the Company or by the Officer in writing to the counterparty, giving up to 9 months' notice with respect of the CEO of the Company and up to 6 months’ notice with respect of any other Officer. The Officer will, after the delivery of such prior notice by either party notwithstanding, continue to fulfil his duties until the actual termination of the agreement, unless otherwise decided by the Company.

11.2.	Special Departure Grants

Seniority	Entitlement effective as from the date of employment
More than 5 years	Up to 2 months acclimatization
More than 10 years	Up to 4 months acclimatization

The Compensation Committee and the BOD may approve the grant of a special departure bonus that is a derivative of the Officer’s monthly salary and the cap set out in the above table. The Compensation Committee and the BOD will consider the grant of the departure bonuses noted above, including the Officer’s contribution to the achievement of the Company’s goals, its financial position and the circumstances of his departure.

12.	Clawback

On the payment date of the bonus, the Officers will sign an undertaking to return to the Company the amount of the bonus or part thereof should it transpire in the future that calculation of the bonus was made on the basis of data that were subsequently shown to be incorrect and were restated in the financial statements. There will be no clawback in the event of a change in accounting and reporting regulations. The clawback will be available up to three years from the date of the payment of the bonus.

13.	Reduction at the Discretion of the BOD

The BOD may reduce the extent of the variable compensation and further determine, at its discretion, that no variable compensation will be given at all in that year.

14.	Management, Control and Review of Adjustments as Necessary

The Compensation Committee will review, from time to time but at least annually, the Compensation Policy and the need to adjust it if any material change occurs in the circumstances that existed at the time it was determined, and if necessary, adjustments in the Compensation Policy will be approved subject to the provisions of law.

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15.	Miscellaneous

15.1.	It is clarified that this policy is designed solely for the benefit of the Company. Nothing in this document shall establish, for Officers, directors, employees or any third party, any right to receive any reward of any kind in respect of their service in the Company or for any other reason. The grant of compensation to an Officer in the Company to whom the Compensation Policy applies, shall be only with individual approval by the competent organs of the Company.

15.2.	This Compensation Policy shall come into force from the date of its approval by the general meeting. This Policy shall be valid for engagements and agreements of the Company with its Officers following such approval and until the end of the term of the Compensation Policy subject to the provisions of the Companies Law. If there is any contradiction between the existing employment agreements of the incumbent Officers of the Company and this Policy, those existing employment agreements shall prevail. The Company policy is that the employment agreements of the Officers in the Company will undergo modifications from time to time, in accordance with this Policy.

15.3.	It is clarified that nothing contained in this Policy shall derogate from the provisions of the Companies Law and/or the Company’s by-laws concerning the manner of approving the Company’s engagement with any Officer in relation to the terms of his/her service and employment, and nothing contained in the provisions of this Policy shall derogate from any reporting obligation in respect of grant of compensation to Officers pursuant to the Securities Law, 1968, and its regulations.

15.4.	The BOD may, after approving a particular annual compensation plan, decide that no compensation will be paid pursuant to the plan, and may instruct that the entire plan or part of it be cancelled or suspended, as the Board of Directors sees fit.

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